As filed with the Securities and Exchange Commission on February 24, 2022

Registration No. 333-183015

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-0640593
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1011 Warrenville Road, Suite 600 Lisle, Illinois 60532

(Address of Principal Executive Offices) (Zip Code)

SUNCOKE ENERGY, INC. 401(k) PLAN

(formerly SUNCOKE PROFIT SHARING AND RETIREMENT PLAN)

SAVINGS PLAN FOR SUBSIDIARIES OF SUNCOKE ENERGY, INC.

SUNCOKE ENERGY, INC. SAVINGS RESTORATION PLAN

(Full title of the plan)

Katherine T. Gates,

Chief Legal Officer and

Chief Human Resources Officer

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

(Name and address of agent for service)

(630) 824-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-183015) (the “Registration Statement”) of SunCoke Energy, Inc. (the “Registrant”), which was filed with the Securities and Exchange Commission on August 2, 2012. The Registrant is filing this Post-Effective Amendment No. 1 to deregister certain shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to the SunCoke Energy, Inc. 40l(k) Plan (formerly the SunCoke Profit Sharing and Retirement Plan) (the “401(k) Plan”), the Savings Plan for Subsidiaries of SunCoke Energy, Inc. (the “Subsidiary Plan”), and the SunCoke Energy, Inc. Savings Restoration Plan (the “Savings Plan”) that were previously registered by the Registrant pursuant to the Registration Statement.

Effective April 1, 2020, the Subsidiary Plan merged with and into the 401(k) Plan, as a result of which the Subsidiary Plan ceased to exist as a separate plan as of that date. As of September 1, 2021, the Registrant terminated the Registrant’s stock funds under the 401(k) Plan and the Savings Plan and all shares of Common Stock held in such funds under the 401(k) Plan and the Savings Plan were liquidated. Accordingly, the Registrant is no longer issuing securities under either the 401(k) Plan or the Savings Plan and no further investments in the Registrant’s securities may be made under the 401(k) Plan or the Savings Plan. Pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unissued at the termination of the offering, the Registrant is filing this post-effective amendment to the Registration Statement to deregister, and does hereby remove from registration, any shares of Common Stock in the 401(k) Plan and the Savings Plan that were registered but that remain unissued under the Registration Statement as of the date hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933 and Rule 478(a) thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post- Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lisle, State of Illinois, as of the 24th day of February 2022.

SUNCOKE ENERGY, INC.

By:	/s/ BONNIE M. EDEUS
Bonnie M. Edeus
Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed by or on behalf of the following persons in the capacities indicated, as of this 24th day of February, 2022.

/s/ MICHAEL G. RIPPEY Michael G. Rippey	President, Chief Executive Officer and Director (principal executive officer) (principal financial officer)

/s/ BONNIE M. EDEUS Bonnie M. Edeus	Vice President and Controller (principal accounting officer)

/s/ ARTHUR F. ANTON Arthur F. Anton	Director (Chairman)

/s/ MARTHA Z. CARNES Martha Z. Carnes	Director

/s/ RALPH M. DELLA RATTA, JR. Ralph M. Della Ratta, Jr.	Director

/s/ SUSAN R. LANDAHL Susan R. Landahl	Director